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                                                                   Exhibit 10.48

                             EMPLOYMENT AGREEMENT
                             --------------------


          This Employment Agreement is made and entered into effective July 10, 1995 by and between Micropolis Corporation ("Company") and J. Larry Smart ("Executive").

                                   RECITALS
                                   --------

          WHEREAS, the Company wishes to appoint Executive, currently a Director of the Company, to the position of Chief Executive Officer of the Company; and

          WHEREAS, Executive wishes to become the Company's Chief Executive Officer; and

          WHEREAS, the parties have entered into a Letter of Intent dated July 10, 1995 setting forth certain terms of that employment relationship; and

          WHEREAS, the parties now wish to document the employment relationship in a more formal and definitive fashion,

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

          1.   Title and Duties.  Executive shall hold the position of Chief
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Executive Officer ("CEO"), reporting directly to the Board of Directors.
Executive shall be responsible for all of the duties and services normally performed or provided by a CEO, in accordance with the Company's by-laws and such directives and instructions as Executive may receive from time to time from the Company's Board of Directors.

          2.   Outside Business Activities Precluded.  During his employment,
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Executive shall devote his full energies, interest, abilities and productive time to the performance of his duties under this Agreement and shall not, without the prior written consent of the Company, render to others services of any kind for compensation or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement, except as listed in Appendix A.

          3.   Compensation.  Executive shall be paid a base salary of $6,731
               ------------
per week, in accordance with the Company's normal payroll practices and procedures.

          4.   Term.  The effective date of this Agreement is July 10, 1995.
               ----
This Agreement shall be terminated immediately upon Executive's death or disability, or for Executive's willful breach of this Agreement, or habitual neglect of his duties hereunder ("Cause"). Either the Company or Executive may terminate this Agreement at any time and for any reason or no reason, upon thirty (30) days' written notice to the other. The Company's obligation to pay Executive compensation shall terminate upon the termination of this Agreement, except that if Executive is terminated without Cause during the first 120 days of this Agreement, he shall receive his base salary for the remaining portion of that 120-day period.

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          5.   Post-Employment Consulting.  In the event Executive resigns or is
               --------------------------
terminated without Cause, he will, at the Company's option, continue to serve the Company as an independent contractor consultant for a period of eight (8) months for a fee of $1,000 per month.

          6.   Benefits.  Executive shall be eligible to participate in all of
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the benefits and benefit programs generally available to employees and senior executives of the Company pursuant to the terms of the applicable policies or plan documents.

          7.   Incentive Stock Options.  The Company will recommend to the
               -----------------------
Compensation Committee of the Company's Board of Directors that Executive be granted, effective July 5, 1995, incentive stock options to purchase up to 350,000 shares of the Company's common stock, at an exercise price equal to the stock's fair market value as of the date such options are granted by the Company's Compensation Committee, pursuant to the Stock Option Plan for Executive and Key Employees of Micropolis Corporation, to be vested over three
(3) years in three (3) equal installments of 166,666 1/3 shares on each of the first three (3) anniversaries of this Agreement, if Executive is either employed by the Company at that time or performing services for the Company as an independent contractor consultant, pursuant to paragraph 5 of this Agreement, In the event that the common stock of the Company closes at the average trading price of $11 5/8 or more on the NASDAQ exchange for five (5) or more consecutive trading days while Executive is employed prior to the third anniversary of this Agreement, the Compensation Committee shall authorize the immediate vesting of any incentive stock options that have not yet vested pursuant to this paragraph. If 33 1/3% or more of the voting power of the fully diluted common stock of the Company is acquired by a "third party," all the unexpired incentive stock options granted the Executive pursuant to this paragraph to which Executive would otherwise be entitled will immediately vest.

          8.   Cash Bonus.  For calendar year 1996 and thereafter, the Company's
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Board of Directors shall develop a long-term cash bonus program for Executive that will be based on 70% objective evaluation and 30% subjective evaluation. Prior to the development of a long-term cash bonus program and for the remainder of calendar year 1995, Executive may be eligible for a cash bonus of 50% of base salary should the Company report break-even operating results before interest and taxes in the Company's fourth calendar quarter ending December 31, 1995. Furthermore, prior to the development of a long-term cash bonus program and for the remainder of calendar year 1995, Executive may be eligible for a cash bonus of 25% of base salary if a majority of the Company's Board of Directors determines, in its sole discretion, that the Company's operations have improved substantially, even if the Company was unable to achieve break-even results in the fourth calendar quarter ending December 31, 1995, based on the criteria set forth below.

          Key Objectives:     .   Restructure and/or reinvigorate current staff
                              .   Substantially improve OEM base
                              .   Bring Tomahawk to Evaluation Stage
                              .   Grow SSD and VOD into successful business

Executive must be employed by the Company to be eligible for payment of a bonus.

          9.   Reimbursement of Expenses.  The Company shall reimburse Executive
               -------------------------
for actual and reasonable business expenses incurred in connection with performance of his duties, subject to the Company's policies and procedures. The Company shall provide a San Jose office set-up for

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Executive and shall pay for reasonable, business travel incurred to perform
Executive's business duties.

          10.   Arbitration of Disputes.  The Company and Executive agree that
                -----------------------
any and all disputes concerning this Agreement or his employment by the Company shall be submitted to final and binding arbitration to be conducted according to the Commercial Arbitration Procedures of the American Arbitration Association. Such arbitration may be compelled and enforced according to the California Arbitration Act, C.C.P. (S) 1280, et seq. If any party to this Agreement brings an action to enforce or declare his/its rights hereunder, the prevailing party shall be entitled to recover his/its costs and expenses, including reasonable attorneys' fees, incurred in connection with such action.

          11.   Ancillary Agreement.  Executive shall sign and comply with the
                -------------------
Company's standard form Assignment of Inventions and Confidential Information Agreement and any other agreements generally applicable to the Company's employees.

          12.   Competitive Activities.  During the term of this Agreement,
                ----------------------
Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, nor shall he, for himself or for any other person or entity, call on, solicit, entice or make known to any other organization or firm the names of customers or employees of the Company for the purposes of competing with the Company, or otherwise interfere with the Company's operations.

          13.   Confidentiality and Non-Disclosure of Proprietary Information.
                -------------------------------------------------------------
Executive acknowledges that the Company holds as confidential certain information and knowledge respecting the intimate and confidential affairs of the Company in the various phases of its business, including, but not limited to, trade secrets, marketing plans, forecasts, and customer lists ("Proprietary Information"). Executive agrees as follows:

                a. All Proprietary Information shall be the sole property of the Company and its assigns at all times. Both during the term of this Agreement and after its termination, Executive agrees that he will keep all Proprietary Information in confidence and will not use or disclose any Proprietary Information or anything related to it without the prior written consent of the Company, except as required in the ordinary course of performing his duties as Executive.

                b. Upon the termination of this Agreement, or at the Company's written request at any time, Executive agrees to return all written Proprietary Information to the Company, including all copies and photocopies of such documents.

          14.   General Provisions.
                ------------------

                14.1  Notices.  Any notice, request, demand, or other
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communication required or permitted hereunder shall be deemed to properly given when personally served in writing, when deposited in the United States mail, postage pre-paid, or when communicated to a public telegraph company for transmittal, addressed to the Company or Executive at his or its last known address. Each party may change his or its address by written notice in accordance with this paragraph.

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                14.2  Applicable Law.  This Agreement is made and is to be
                      --------------
governed by and construed under the laws of the State of California.

                14.3  Captions and Paragraph Headings.  Captions and paragraph
                      -------------------------------
headings as used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

                14.4  Severability.  The provisions of this Agreement ace
                      ------------
severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

                14.5  Benefit of Agreement.  This Agreement shall inure to the
                      --------------------
benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any of his rights or duties hereunder except upon the prior written consent of the Board of Directors of the Company.

                14.6  Entire Agreement.  This Agreement contains the entire
                      ----------------
agreement of the parties, and except as expressly stated herein supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Chairman of the Board on the one hand and by Executive on the other. If Executive becomes Chairman of Board, any modifications or amendments to this Agreement must be by an agreement ratified by a majority of the Board of Directors or signed by the Chairman of the Compensation Committee.

                                    MICROPOLIS CORPORATION

/s/ J. Larry Smart                  By:  /s/ Chriss W. Street
---------------------------             ----------------------------------
J. Larry Smart                                      Name
Dated: July 10, 1995                Chairman of the Compensation Committee
                                    --------------------------------------
                                                   Title
                                    Dated: July 10, 1995

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

Exhibit A


     Southwall Technologies         Chairman BOD         Consultant

     Western Micro Tech             Member BOD*          Consultant

     Wireless Access                Member BOD*          Consultant



*Invitation extended and accepted contingent upon upcoming BOD approval.